Exhibit 99(a)(6)

MONTHLY SERVICER’S CERTIFICATE

(TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)

OF THE SERIES 2003-1 TRANSITION PROPERTY SERVICING AGREEMENT)

TXU ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC,

Series 2003-1 Bonds

TXU Electric Delivery Company, as Servicer

Pursuant to the Series 2003-1 Transition Property Servicing Agreement dated as of August 21, 2003 (the “Series 2003-1 Transition Property Servicing Agreement”) between TXU Electric Delivery Company, as Servicer, and TXU Electric Delivery Transition Bond Company LLC, as Issuer, the Servicer does hereby certify as follows:

SERIES 2003-1 COLLECTION PERIOD: March 2005

Customer Class	a. Series 2003-1 Transition Charge in Effect		b. Series 2003-1 Transition Charge Billed	c. Actual Series 2003-1 Transition Charge Payments Received	d. Series 2003-1 Transition Charge Remittance Made to Trustee
Residential Service	$0.000691	/ kWh	$1,698,705.57	$2,176,328.00	$2,176,328.00
General Service Secondary			$2,061,625.00	$2,517,728.56	$2,517,728.56
Non-demand	$0.000632	/ kWh
Demand	$0.185	/kW
General Service Primary			$300,246.23	$438,827.79	$438,827.79
Non-demand	$0.000455	/ kWh
Demand	$0.219	/kW
High Voltage Service	$0.092	/kW	$110,890.23	$142,480.86	$142,480.86
Lighting Service	$0.000794	/ kWh	$35,049.92	$36,471.74	$36,471.74
Instantaneous Interruptible	$0.087	/kW	$82,656.77	$113,703.85	$113,703.85
Noticed Interruptible	$0.174	/kW	$151,897.30	$196,893.16	$196,893.16

Total			$4,441,071.02	$5,622,433.96	$5,622,433.96

Capitalized terms used herein have their respective meanings set forth in the Series 2003-1 Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate this 12th day of April, 2005.

TXU ELECTRIC DELIVERY COMPANY,
as Servicer

By	/s/ John M. Casey
Name:	John M. Casey
Title:	Assistant Treasurer

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